Exhibit 23.7

INDEPENDENT MINING CONSULTANTS, INC.	2700 E. Executive Drive, Suite 140 Tucson, Arizona 85706 USA Tel: (520) 294-9861 Fax: (520) 294-9865 jmarek@imctucson.com

Consent of Independent Mining Consultants, Inc.

We consent to the use by Peru Copper Inc. in connection with the post-effective amendment to its Registration Statement on Form F-1 (SEC File no. 333-121527) and related prospectus, and any amendments thereto, for the registration of its Common Shares and Warrants in the United States (the “Registration Statement”), of our Resource Estimate Update Technical Report, dated May 11, 2005 and any amendments thereto, and all information derived from our technical report. We also consent to all references to us in the prospectus contained in such post-effective amendment to the Registration Statement, including under the heading “Experts.”

We hereby certify that we have read the post-effective amendment to the Registration Statement and we have no reason to believe that there are any misrepresentations in the information contained therein derived from our report or that such disclosure contains any misrepresentation of the information contained in our report.

Independent Mining Consultants, Inc.

By:

John M. Marek P.E.

President

May 27, 2005